EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333 160581), filed on July 15, 2009, of Cicero Inc. and subsidiaries (the “Company”) of our report dated March 29, 2019, with respect to the consolidated financial statements and the related notes (which our report expresses an unqualified opinion and contains an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern) of the Company included in the Company’s Annual Report on Form 10-K, as of and for the years ended December 31, 2018 and 2017, filed on March 29, 2019.

/s/ CHERRY BEKAERT LLP

Raleigh, North Carolina
March 29, 2019